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                                 Exhibit 10.12
                                 -------------

                              CONSULTING AGREEMENT

This Agreement is made effective as of November 1, 1996, by and between Safe Alternatives Corporation of America, Inc. of 27 Governor Street, Ridgefield, Connecticut 06877, and SSC Marketing, Inc., 2615 Pacific Coast Highway, Suite 300, Hermosa Beach, California 90254.

In this Agreement, the party who is contracting to receive services shall be referred to as "SAC", and the party who will be providing the services shall be referred to as "SSC".

SSC has a background in creating, developing, implementing and managing marketing and sales programs, organizations and distribution channels. SSC is skilled in integrating these productive elements into company structures to best benefit all parties, and is willing to provide services to SAC based on this background.

SAC desires to have services provided by SSC.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on November 1, 1996, SSC will provide the following services, (collectively the "Services"). Create and be responsible for the correct sales coverage structure for each class of trade that will purchase SAC's products. Interview, select, contract and manage the best available sales agencies to represent SAC's products to the marketplace. Interview and select for approval the best available regional sales managers who shall report to SSC. Create, implement and be responsible for the correct marketing program that will drive each sales project. Develop and oversee a complete daily services program to handle all customer service needs. Develop a complete sales accounting program and integrate it into SAC. Develop a comprehensive sales management reporting system. Develop with the approval of SAC an advertising support campaign to compliment SAC's products. Identify and implement the best available distribution channel(s) for each of SAC's products. Assist when requested by SAC in the development of all packaging, collateral material, point-of-sale materials and the underlying advertising message for SAC. Develop with approval by SAC sales education methodology for all contractors.
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It is understood and agreed that SSC shall be the sales agency for SAC with the job of creating and increasing sales. All decisions with respect to the description of services and the services provided shall be first approved by SAC.

It is further understood and agreed that SSC shall provide a sales force structured in accordance with exhibit A attached hereto and made a part hereof, with a constant minimum staffing of three zone managers who shall be paid an additional sum of $4,000.00 each per month together with expenses which have been pre-approved by SAC together with an override commission not to exceed 2% of gross sales of their zone after total sales of 2.6 million dollars by SAC has been achieved.

2. PERFORMANCE OF SERVICES. The manner in which the services are to be performed and the specific hours to be worked by SSC shall be determined by SSC. SAC will rely on SSC to work as many hours as may be reasonably necessary to fulfill SSC's obligations under this Agreement. It is an integral part of this agreement that a comprehensive sales effort be initiated and generate substantial sales. SSC shall be responsible for the generation of sales for SAC and continuous increases in sales of SAC products.

3. PAYMENT. SAC will pay a fee to SSC based on $8,000.00 per month for services provided by SSC. This fee shall be payable semi-monthly, no later than the fifteenth and last day of the month, each payment corresponding to the semi-monthly period that ended approximately fifteen days prior to the payment date. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that SSC shall be entitled to payments and commissions for periods or partial periods that occurred prior to the date of termination and for which SSC has not yet been paid.

(3a). COMMISSION PAYMENTS. SAC will make commission payments to SSC based on 5.5% of all gross sales of SAC products generated by SSC after SAC has achieved an annual sales volume of 2.8 million dollars. When the commission is achieved the semi-monthly payments shall be deducted from the commission on a monthly basis. If the semi-monthly payments exceed the amount of commission in a given month, SAC shall not be entitled to any credit against said payment.

(3b).  PAYMENT SCHEDULE.  The commission payments shall be
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payable monthly, no later than the 30th day of the following month.

(3c). ACCOUNTING. SAC shall maintain records in sufficient detail for purposes of determining the amount of the commission. SAC shall provide to SSC a written accounting that sets forth the manner in which the commission payment was calculated.

(3d). RIGHT TO INSPECT. SSC, or SSC's agent, shall have the right to inspect SAC's records during normal office hours for the limited purpose of verifying the calculation of the commission payments, subject to such restrictions as SAC may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by SAC.

4. EXPENSE REIMBURSEMENT. SSC shall be entitled to reimbursement from SAC for all "out-of-pocket" expenses, provided, however, any expense is pre-approved by SAC.

5. SUPPORT SERVICES. SAC will provide the following support services for the benefit of SSC:

     -  staff and secretarial support on SAC premises
     -  company stationery and business cards

6. TERM/TERMINATION. This Agreement may be terminated by either party upon 45 days written notice to the other party, unless the termination is for cause.

7. RELATIONSHIP OF PARTIES. It is understood by the parties that SSC is an independent contractor with respect to SAC, and not an employee of SAC. SAC will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of SSC.

8. DISCLOSURE. SSC is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of SAC. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

     -  a product or product line of SAC
     -  a manufacturing process of SAC
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     -  any activity that SSC may be involved with on behalf of SAC
Failure to disclose shall be deemed cause for termination

9. Except to the extent permitted under and necessary to enjoy the full benefits of the Agreement, it is agreed that without prior written approval of the other party, neither party will during the term of this Agreement disclose or permit to be disclosed to others or used for, its own benefit, any know-how and unpublished information relating to the business, engineering, research activities or trade secrets of the other acquired by the party during the term of this Agreement, provided that such know-how and unpublished information has been designated and marked as "CONFIDENTIAL" by the party to whom the know-how and information belongs prior to its acquisition by the receiving party; and provided further that the know-how or unpublished information has not fallen into the public domain through no fault of the receiving party and has not been received by the receiving party from another source.

10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:


Company:    Safe Alternatives Corporation of America, Inc.
            Paul Grillo, or his successor
            27 Governor Street
            Ridgefield, Connecticut 06877


Consultant:  SSC Marketing, Inc.
             Steven S. Cady
             President
             2615 Pacific Coast Highway, Suite 300
             Hermosa, California 90254

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or
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conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

12. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties have set their hand and seal this _______ day of 1996.


                                     Safe Alternatives Corporation
                                       of America, Inc.


                                  by: s/Stephen J. Thompson
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Witness                               Stephen J. Thompson,
                                      its President



                                     SSC Marketing, Inc.



                                  by: s/Steven Cady
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Witness                               Steven Cady